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                                                                       EXHIBIT 5
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                     [Letterhead of Baker & Botts, L.L.P.]

                                                                   July 30, 1997



Houston Lighting & Power Company
Houston Industries Plaza
1111 Louisiana
Houston, Texas  77002

Ladies and Gentlemen:

          As set forth in the Registration Statement on Form S-8 (the "Registration Statement") to be filed by Houston Lighting & Power Company, a Texas corporation (the "Company"), with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), relating to employee stock options (the "Options") to be assumed by the Company pursuant to Section 5.11 of the Agreement and Plan of Merger dated as of August 11, 1996, as amended (the "Merger Agreement") by and among Houston Industries Incorporated, a Texas corporation ("HII"), the Company, HI Merger, Inc., a Delaware corporation ("HI Merger"), and NorAm Energy Corp., a Delaware corporation ("NorAm") and up to 1,532,356 shares of common stock, without par value, of the Company (the "Common Stock") and associated rights to purchase Series A Preference Stock, without par value, of the Company (the "Rights") to be issued from time to time upon exercise thereof following such assumption, certain legal matters in connection with the Options, the Common Stock and the Rights are being passed upon for you by us. At your request, this opinion is being furnished to you for filing as Exhibit 5 to the Registration Statement.

          In our capacity as your counsel in the connection referred to above, we have examined the Company's Restated Articles of Incorporation and Amended and Restated Bylaws, each as amended to date, the respective amendments thereto to be effective at the effective time of the merger of HII with and into the Company (the "HII/HL&P Merger") and the Merger Agreement, and have examined originals, or copies certified or otherwise identified, of corporate records of the Company, certificates of public officials and of representatives of the Company, statutes and other instruments or documents, as a basis for the opinions hereinafter expressed. In giving such opinions, we have relied upon certificates of officers of the Company with respect to the accuracy of the material factual matters contained in such certificates. In making our examination, we have assumed that all signatures on all documents examined by us are genuine, that all documents submitted to us as originals are accurate and complete, that all documents submitted to us as copies are true and correct copies of the originals thereof and that all information submitted to us was accurate and complete. We have also assumed that, prior to their assumption by the Company, the Options were duly authorized by all necessary corporate action on the part of NorAm and validly issued.
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Houston Lighting & Power Company      -2-                        July 30, 1997

          On the basis of the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that:

          1. The Company is a corporation duly organized and validly existing in good standing under the laws of the State of Texas.

          2. The Options, upon assumption by the Company upon the effectiveness of the merger of NorAm with and into HI Merger (the "NorAm Merger") as provided in the Merger Agreement, will be duly authorized by all requisite corporate action on the part of the Company and validly issued.

          3. The shares of Common Stock issuable upon exercise of the Options (the "Shares") have been duly authorized by all requisite corporate action on the part of the Company and when issued and sold from time to time, following assumption by the Company upon the effectiveness of the NorAm Merger as provided in the Merger Agreement, upon exercise of the Options and payment therefor as provided therein, such Shares will be validly issued, fully paid and nonassessable.

          4. The issuance of the Rights associated with the Shares has been duly authorized by all requisite corporate action on the part of the Company and, upon issuance from time to time following the effectiveness of the NorAm Merger in accordance with the terms of the Amended and Restated Rights Agreement between the Company and Texas Commerce Bank National Association, as Rights Agent, to be executed upon the closing of the HII/HL&P Merger, the Rights associated with the Shares will be validly issued.

          The opinion set forth in paragraph 4 above is limited to the valid issuance of the Rights under the Texas Business Corporation Act. In this connection, we do not express any opinion herein on any other aspect of the Rights, the effect of any equitable principles or fiduciary considerations relating to the adoption of the Rights Agreement or the issuance of the Rights, the enforceability of any particular provisions of the Rights Agreement, or the provisions of the Rights Agreement which discriminate or create unequal voting power among shareholders.

          This opinion is limited to the original issuance of Shares and Rights by the Company and does not cover shares of Common Stock and related Rights delivered by the Company out of shares and related Rights reacquired by it.
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Houston Lighting & Power Company       -3-                        July 30, 1997

          We are members of the Texas Bar and the opinions set forth above are limited in all respects to matters of Texas law as in effect on the date hereof.

                                    Very truly yours,



                                     /s/ BAKER & BOTTS, L.L.P.